EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS

                      Advanced Communication Systems, Inc.
                         Pro forma Net Income per share

                 (in thousands, except share and per share data)

                                                      Year ended September 30,
                                                   -----------------------------
                                                       1997             1996
                                                   --------------  ------------


Weighted average Common Stock outstanding..........  4,305,801       3,732,750


Common stock equivalent............................     46,623          73,440

Stock options issued during the twelve
months immediately preceeding the offering (using
the treasury stock method and the initial public
offering price of $7.50 per share..................     38,131          75,833


The assumed sale of a sufficient number of shares
of Common Stock necessary to fund the distribution
of all undistributed S corporation earnings in
excess of the preceeding twelve months earnings....    376,917         479,333
                                                   --------------  ------------
Pro forma weighted average shares..................  4,767,472       4,361,356
                                                   ==============  ============

Pro forma net income...............................       $915          $1,162
                                                   ==============  ============

Pro forma net income per share.....................      $0.19           $0.27
                                                   ==============  ============